GrowGeneration Announces New Store in Jackson, Michigan

Denver - (BUSINESS WIRE) – GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), the largest chain of specialty hydroponic and organic garden centers in the United States, today announced the acquisition of inventory and equipment from Mighty Grow, a family owned and operated business located in Jackson, Michigan serving the gardening community for over 10 years. As a part of the transaction, GrowGen also took over the existing store location at 2418 W. Michigan Ave. Jackson, MI.

Darren Lampert, Co-Founder and Chief Executive Officer of GrowGen, said, “We are excited to expand our retail footprint in Michigan with this strategic transaction which represents our eighth location in the state. Mighty Grow has successfully served the broader Jackson growing market for over 10 years through focusing to customer service and offering high quality supplies to its customers. We look forward to continuing this location’s strong legacy and providing the same caliber of service and product offerings to the local and surrounding growing markets.”

Mr. Lampert continued, “GrowGen remains committed to providing high-quality products and having the largest product selection, best service, and most knowledgeable grow professionals in the industry. This transaction supports those commitments and enhances our overall portfolio of stores to best serve both our commercial and home-grow customers.”

About GrowGeneration Corp:

GrowGen owns and operates specialty retail hydroponic and organic gardening centers. Currently, GrowGen 61 stores across 17 states. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Company Inquiries
GrowGeneration Corp.
John Evans
(415) 309-0230
john.evans@growgeneration.com

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ICR, Inc.
Clay Crumbliss, CFA
Managing Director
clay.crumbliss@icrinc.com